Exhibit 5.1

Goodwin Procter LLP
One Commerce Square 2005 Market St, 32nd floor Philadelphia, PA 19103

goodwinlaw.com
+1 445 207 7800

August 25, 2023

Societal CDMO, Inc.

1 E. Uwchlan Ave, Suite 112

Exton, Pennsylvania 19341

Re:      Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with the registration of the offer by Societal CDMO, Inc. (formerly Recro Pharma, Inc.), a Pennsylvania corporation (the “Company”), of the Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares (each as defined below), pursuant to the Registration Statement on Form S-3 (File No. 333-253571) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on February 26, 2021 and declared effective by the Commission on April 20, 2021 (the “Registration Statement”).

Reference is made to the opinion letter from Troutman Pepper Hamilton Sanders LLP dated February 26, 2021, and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 25, 2023, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 14,640,000 shares of common stock, $0.01 par value per share (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants) to purchase up to 6,110,000 shares of Common Stock (the “Pre-Funded Warrant Shares”), covered by the Registration Statement. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Societal CDMO, Inc.

August 25, 2023

2.	The Pre-Funded Warrants have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3.	Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants are exercised, the Pre-Funded Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP